Exhibit 99.1

Red Hat Completes Repurchase of Convertible Debentures

RALEIGH, N.C., Jan 15, 2009 (BUSINESS WIRE) —

Red Hat, Inc. (NYSE: RHT), the world’s leading provider of open source solutions, today announced that it has completed the repurchase of $285.0 million aggregate principal amount of its 0.50% Convertible Senior Debentures due 2024 (the “Debentures”). Pursuant to the terms of the Indenture, dated as of January 12, 2004, between Red Hat and U.S. Bank Trust N.A. as trustee (the “Indenture”), Red Hat paid from its existing cash balances a purchase price in cash equal to 100% of the principal amount of the Debentures plus accrued and unpaid interest to January 15, 2009. Following this repurchase, which was made at the demand of the holders pursuant to the terms of the Indenture, Debentures with an aggregate face amount of only $0.5 million remain outstanding. This transaction reduces the fully diluted share count by approximately 11 million shares.

About Red Hat, Inc.

Red Hat, the world’s leading open source solutions provider, is headquartered in Raleigh, NC with over 65 offices spanning the globe. CIOs ranked Red Hat as one of the top vendors delivering value in Enterprise Software for five consecutive years in the CIO Insight Magazine Vendor Value survey. Red Hat provides high-quality, affordable technology with its operating system platform, Red Hat Enterprise Linux, together with applications, management and Services Oriented Architecture (SOA) solutions, including JBoss Enterprise Middleware. Red Hat also offers support, training and consulting services to its customers worldwide. Learn more: http://www.redhat.com.

LINUX is a trademark of Linus Torvalds. RED HAT and JBOSS are registered trademarks of Red Hat, Inc. and its subsidiaries in the US and other countries.

SOURCE: Red Hat, Inc.

Red Hat

Kara Schiltz, Corporate Communications

919-301-3002, kschiltz@redhat.com

or

Tom McCallum, Investor Relations

919-754-4630, investors@redhat.com